                                                                     EXHIBIT 2.1


[THE SYMBOL '**' IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.]


                            ASSET PURCHASE AGREEMENT


               This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 23rd day of January 1998, by and between ICS Deloitte Management LLC, a Delaware limited liability company (the "Seller"), and IntelliCorp, Inc., a Delaware corporation (the "Buyer").

               NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties, intending legally to be bound, agree as follows:


                                       1

                                   DEFINITIONS

               As used in this Agreement, the following terms shall have the meanings set forth in this Article I:

                1.1   "Acquired Assets" has the meaning assigned to it in
Section 2.1.

                1.2 "Affiliate" means, with respect to a specified Person, any other Person (x) which controls, is controlled by or is under common control with such specified Person or (y) which beneficially owns 50% or more of the equity securities of such specified Person or (z) of which such specified Person beneficially owns 50% or more of the equity securities. For purposes of the definition of Affiliate, the term "beneficially owns" means possesses, directly or indirectly, the power to vote (or direct the voting of) or dispose of (or direct the disposition of) an equity security. For purposes of the definition of Affiliate, the term "control" (including the terms "controls", "controlled by", and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                1.3 "Agreement" means this Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended, supplemented or modified from time to time.

                1.4 "Assumed Liabilities" means (i) the obligations of the Seller required to be performed under any Purchased Contract after the Closing including, without limitation, any maintenance or warrantee obligation, (ii) accrued vacation for all Employees of the Seller employed by the Buyer after Closing, (iii) all prepaid maintenance obligations relating to existing customer licenses and maintenance contracts included among the Purchased Contracts and
(iv) all standard license warranties and related obligations entered into by the UPI Business (as hereinafter defined) in connection with the Purchased Contracts prior to the Closing (as hereinafter defined); provided, however, that Assumed Liabilities shall not exceed $400,000.

                1.5 "Bill of Sale" means the bill of sale and assignment annexed hereto as Exhibit A, sufficient to vest the Buyer with title in and to the Acquired Assets free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens (whether matured or unmatured) other than Assumed Liabilities and Permitted Liens.

                1.6   "Buyer's Execution Date" has the meaning assigned to it in
Section 5.2 .

                1.7   "Clients" has the meaning assigned to it in Section 4.8.

                1.8   "Closing" has the meaning assigned to it in Section 3.3.

                1.9 "Closing Date" means the date on which the Closing is consummated.

                1.10 "Closing Date Sale Price" has the meaning assigned to it in Section 11.2.

                1.11 "Code" means the Internal Revenue Code of 1986, as amended.

                1.12 "Copyright(s)" shall mean all copyright interests owned or claimed by the Seller in the UPI Product, including, without limitation, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests occurring by reason of international copyright convention, and the right to sue for past, present, or future infringement and to collect and retain all damages and profits therefor.

                1.13  "Excluded Assets" has the meaning assigned to it in
Section 2.2.

                1.14 "Excluded Liabilities" means any and all debts, Taxes, claims, options liabilities (whether absolute, accrued, contingent or otherwise), Liens (whether matured or unmatured) and other obligations of or owing by the Seller other than the Assumed Liabilities.

                1.15  "Identified Prospects" has the meaning assigned to it in
Section 4.8.

                1.16  "Intellectual Property" has the meaning assigned to it in
Section 2.1(b).

                1.17 "Laws" means, with respect to any Person, any foreign, Federal, state or local laws, statutes, ordinances, rules, regulations, orders, judgments or decrees applicable to such Person.

                1.18 "Liens" means, with respect to any asset of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.



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                1.19  "Permitted Liens" means (a) any Lien for Taxes which are not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted; (b) any carrier's, warehouseman's, mechanic's, materialman's, repairman's, landlord's or similar statutory or inchoate lien incidental to the ordinary conduct of business which involves an obligation that is not past due or which is being contested in good faith by appropriate proceedings diligently prosecuted; or (c) any Lien the continued existence of which will not have a material adverse effect on the Buyer's use of the applicable Acquired Asset.

                1.20 "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

                1.21 "Purchase Price" means the purchase price payable by the Buyer to the Seller pursuant to Section 3.1.

                1.22 "Purchased Contracts" means all of the contracts listed or described on Schedule 2.1(a) excluding, however, any such contract as to which
(x) the relevant Client or licensor has rejected the assignment thereof to the Buyer or (y) the relevant Client has objected to the assignment to the Buyer of the related Work Product or Work-in-Progress.

                1.23 "Registered IP" has the meaning assigned to it in Section 2.2(b).

                1.24  "Resources" has the meaning assigned to it in Section
2.2(b).

                1.25 "Seller's Execution Date" has the meaning assigned to it in Section 4.2.

                1.26  "Share Value" has the meaning assigned to it in Section
11.2.

                1.27 "Support Period" has the meaning assigned to it in Section 2.10.

                1.28 "Taxes" means all taxes, assessments, fees, levies and similar charges imposed by any United States Federal, state or local taxing authority or any foreign national, state or local taxing authority, including, without limitation, interest, penalties and additions thereto.

                1.29 "UPI Business" means the business conducted by the Universal Portable Interface unit of the Seller as of the date hereof.

                1.30 "UPI Product" shall mean the universal portable interface (also known as "UPI") and such other related components, together with all related documentation as more particularly described in Exhibit B.

                1.31  "UPI Related Contracts" has the meaning assigned to it in
Section 4.9.



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                1.32  "Work-in-Progress" has the meaning assigned to it in
Section 2.1(a).

                1.33  "Work Product" has the meaning assigned to it in Section
2.5.


                                       2

                      PURCHASE AND SALE OF ACQUIRED ASSETS

                2.1 Purchase and Sale of Acquired Assets. Subject to and upon the terms and conditions set forth in this Agreement, the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, free and clear of all Liens, and the Buyer agrees to purchase and accept from the Seller on the Closing Date, all of the Seller's right, title and interest in and to the following assets, except to the extent otherwise excluded by reason of being part of the Excluded Assets (the "Acquired Assets"):

                (a) Purchased Contracts. All of the Seller's rights, claims and interests under the Purchased Contracts listed or described in
        Schedule 2.1(a) and all related work-in-progress reflected on the books and records of the Seller as of the Closing Date ("Work-in-Progress") and all related Work Product;

                (b) Proprietary Rights. All of the Seller's right, title and interest in and to the (i) UPI Product, (ii) trade and service names and abbreviations and variations thereof, trademarks, brand names, brand marks, labels, service marks, patents, patent applications and Copyrights included in or which constitute all or a portion of the products or services offered by the UPI Business ("Registered IP") which Registered IP is identified on Schedule 2.1(b)(ii); (iii) databases, research techniques, analytical tools, historical information and data, past reports and information resources ("Resources") used in connection with engagements of the UPI Business, including without limitation those Resources identified on Schedule 2.1(b)(ii); (iv) trade secrets, inventions, know-how, manuals, methodologies and computer software owned by the Seller, including any associated computer programming code (including all source code and object code related thereto), documentation (including user manuals and other written materials that relate to particular code or databases), logic manuals, flow charts, statements of principles of operation and schematics for the UPI Product, in each case used or derived in connection with engagements of the UPI Business, including without limitation those identified on
        Schedule 2.1(b)(ii); and (v) (subject to Section 2.11) sales and marketing materials relating to the UPI Business (collectively, "Intellectual Property");

                (c)   Purchased Equipment. All of the equipment listed on
        Schedule 2.1(c); and



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                (d)   Records and Documentation. All books, records, files,
        working papers, correspondence, memoranda and other documentation (including sales information and customer records relating to any Purchased Contract or Identified Prospect) related to the assets referred to in clauses (a) through (c) of this Section or the UPI Business.

On the Closing Date, the Seller shall deliver to the Buyer the Bill of Sale and such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, as the Buyer may reasonably request to vest in the Buyer all the right, title and interest of the Seller, in, to or under any or all of the Acquired Assets, free and clear of all Liens (except for Permitted Liens).

                2.2 Excluded Assets. The purchase of the Acquired Assets by the Buyer and sale of the Acquired Assets by the Seller contemplated by this Agreement shall not include:

                (a) any cash or cash equivalents of the Seller as of the Closing Date;

                (b) any accounts receivable of the UPI Business as of the Closing Date;

                (c) any intercompany accounts and other obligations owed to the UPI Business by any Affiliate of the Seller; and

                (d) (subject to Section 2.11) any right to the Seller's name or any formative or variant thereof or any use of any thereof.

Such assets shall be referred to as the "Excluded Assets" and shall not constitute part of the Acquired Assets for any purpose.

                2.3 Liabilities. The Acquired Assets shall be conveyed to the Buyer free and clear of all debts, Taxes, claims, options, liabilities (whether absolute, accrued, contingent or otherwise), obligations and Liens (whether matured or unmatured) other than the Assumed Liabilities and Permitted Liens. Effective upon the Closing, the Buyer will assume all of the Assumed Liabilities. All of the Excluded Liabilities shall be retained by and remain obligations of the Seller.

                2.4 Transfer of Clients and Identified Prospects. From the Closing Date through the [**] anniversary of the date of this Agreement, to the extent not inconsistent with applicable professional standards and obligations, [**] the Buyer in obtaining the Identified Prospects or other Persons as clients of the Buyer, which efforts shall include [**] to assist and facilitate the sale by the Buyer of the UPI Product. Without limiting the generality of the foregoing, the parties agree that, at the Buyer's request, the Seller shall promptly after the Closing [**] in a form reasonably satisfactory to the Buyer. Except as provided in Section 3.4, the Buyer shall not have any obligation to accept as clients any Identified Prospects or other Persons or to retain as clients any such accepted Identified Prospects or other Persons. From the



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Closing Date through the [**] anniversary of this Agreement, the Seller will not
[**] or to the extent not inconsistent with applicable professional standards and obligations, [**] or [**]. Consistent with such applicable professional standards and obligations, the Seller will (i) [**], and will use its best efforts to [**], the UPI Product as an application integration tool and (ii) [**], on a basis consistent with past practice, [**]. The Seller agrees to (i) include, on a [**] in the [**] through the [**] anniversary hereof or, if earlier, the termination of the Seller's [**], and (ii) provide the Buyer, during the [**] after the Closing, with an opportunity to [**] at each [**].

                2.5 Delivery of Work Product. The Seller shall promptly request each of the Clients to give its written consent to permit the Seller to deliver to the Buyer possession of any final work product or Work-in-Progress generated by the UPI Business for such Client (the "Work Product"). The Seller shall assist Buyer in obtaining consent of Clients that do not initially consent to delivery of the Work Product to Buyer. The Seller shall permit the Buyer to have access to any or all of such Work Product and to make such copies of the Work Product at the Buyer's expense as the Buyer shall request in its sole discretion, which Work Product shall be made available during normal business hours upon reasonable advance notice.

                2.6 Facility Lease. The Seller will make available to the Buyer for a period of 3 months beginning the date of the Closing, for an aggregate gross fee of [**] per month due and payable at the beginning of each month, the existing office facilities used by the UPI Business, including the use of all hardware, software, equipment and fixtures currently used in the UPI Business, on the same basis as it provides similar facilities to its own employees (the "Sublease Arrangement"). Notwithstanding the foregoing, the Seller shall use its reasonable efforts not to relocate the facilities provided to the Buyer pursuant to the preceding sentence, and, in the event of a relocation, to ensure that the alternative space it provides is in a single facility. The Buyer and the Seller acknowledge and agree that the Seller may cease to be able to provide office facilities pursuant to the Sublease Arrangement prior to the expiration of such 3 months, and that in such event, the Seller and the Buyer will negotiate in good faith a credit against the [**] monthly fee for the remainder of the period, which credit shall be the Buyer's sole remedy for such failure. During the initial term of the Sublease Arrangement, the Buyer shall exert its best efforts to arrange alternative space to which to relocate upon the expiration of such three month period and the Seller will exert its reasonable efforts to assist the Buyer in so doing. In the event that such efforts are unsuccessful, the Buyer may request in writing no less than seven days prior to the expiration of the Sublease Arrangement a one month extension of the Sublease Arrangement, to which request the Seller shall not unreasonably withhold its consent.

                2.7 Data Center Lease. The Seller and the Buyer agree to negotiate in good faith to enter into an agreement during the three months following the Closing Date pursuant to which the Seller will maintain its Data Center at its current location, including all equipment, hardware and software currently used by the UPI Business and allow the Buyer to use the Data Center and equipment in the same capacity and manner as the UPI Business used the Data Center and equipment prior to the date of this Agreement at [**] for a period of [**] (the "Data Center Arrangement"). The Seller and the Buyer shall negotiate in good faith the basis for



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computing the [**] and such other terms as are to be included in the Data Center
Arrangement. Such computation shall only include [**] relating to the UPI Business and shall exclude [**].

                2.8 Termination of Automobile Leases. Except pursuant to any agreement between the Seller and any employee of the UPI Business, the Seller shall be solely responsible for any expenses associated with the termination or assignment of any automobile leases currently provided by the Seller to any employee of the UPI Business.

                2.9 Purchase of Equipment. For the three month period, following the Closing, at the Buyer's request the Seller shall exert its reasonable commercial efforts to acquire any desktop and laptop computer systems currently leased by the Seller for use in the UPI Business. Any desktop or laptop computer systems so acquired, shall be transferred by the Seller to the Buyer promptly after the Seller acquires title thereto and the Buyer shall, promptly after receipt of such transfer, pay to the Seller an amount in cash equal to the cost incurred by the Seller in repurchasing such systems.

                2.10  Certain Customer Support.

                (a) The Seller shall continue to provide [**] for Clients of the UPI Business under maintenance contracts for which revenue has been collected or billed prior to the Closing Date, other than those in the United States and Canada, for the period provided under such contracts, at [**] Buyer. Until the earlier of six months from the date of the Closing or such time as a transition reasonably satisfactory to the Buyer can be arranged (the "Support Period"), the Seller shall also provide [**] following the Closing Date, other than those in the United States and Canada, at [**] the Buyer of [**] by the Buyer to such Clients, in respect of such service. Upon expiration during the Support Period of any contract providing for such support the Seller shall, at the Buyer's reasonable request, [**] of such contract. Any such new, renewed or extended contract shall treat front-line international customer support in accordance with the then-current business understandings between the Seller and the Buyer.

                (b) The Seller and the Buyer agree to negotiate in good faith an [**] agreement, including, without limitation, (i) the basis on which such [**] will be provided, (ii) to the extent not inconsistent with applicable professional standards and obligations, provision for the [**] and [**] that do not [**] of the Seller and its affiliates, and (iii) ordinary and customary provisions, consistent in geographic and organizational scope with the other provisions of the [**] agreement, prohibiting the solicitation by either of the other's employees.

                2.11 Marketing Documentation. Notwithstanding Section 2.2(d), the Buyer may use any marketing materials that [**] to the extent that such materials were used prior to the Closing Date and affect the terms, interpretation or enforcement of any Purchased Contract or any contract entered into by the Buyer with an Identified Prospect, but it may not otherwise use any such marketing materials unless the [**] (and any formative or variant thereof) [**].




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                                       3

                               THE PURCHASE PRICE

                3.1   Purchase Price.

                      3.1.1 The Purchase Price for the purchase and sale of the Acquired Assets shall be as follows:

                (a) $3,000,000, less (i) $225,650, which is the amount of the unearned maintenance or other revenues (including consulting fees and training fees) under those Purchased Contracts with Clients in the United States or Canada as of the Closing Date, and (ii) $202,500, which is the amount for employee bonuses payable after the Closing Date, in cash; and

                (b) (i) delivery, on a date which is five business days after delivery by the Seller to the Buyer on or before April 15, 1998 of written notice of the resolution to the mutual satisfaction of the Buyer and the Seller of certain issues outstanding as of the date hereof together with a Lock-up and Registration Rights Agreement (the "Registration Rights Agreement") in the form attached as Schedule 3.1.1(b) hereof executed by the Seller (together a "Resolution Notice"), of 1,000,000 shares (the "Shares") of the Buyer's common stock, par value $.001 per share ("Common Stock") and a Registration Rights Agreement executed by the Buyer; or

                (ii) if the Buyer has not received a Resolution Notice from the Seller on or before April 15, 1998, $2,000,000 payable on the first anniversary of the Closing Date and $2,000,000 payable on the second anniversary of the Closing Date, in each case payable in cash or Common Stock, at the option of the Buyer. If the Buyer elects to pay with Common Stock, the shares issued to the Seller shall be valued at 95% of the average closing price of Buyer's Common Stock on the Nasdaq Stock Market for the 20 trading days prior to the date of issuance, and, when issued, such shares shall have been registered for resale pursuant to the Securities Act of 1933, as amended, which registration shall be kept effective by the Buyer for no less than 270 days following such issuance. The Seller agrees that any sales of such shares shall be subject to a right of first refusal of the Buyer governed by the procedures and the terms set forth in
Section 1(c) and 1(d), as the case may be, of the Registration Rights Agreement, which procedures and terms are incorporated by reference as if set forth in full herein.

                      3.1.2 All payments of cash in respect of the Purchase Price shall be made by wire transfer in immediately available funds to such account of the Seller as it may specify by written notice to the Buyer.



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                      3.1.3   If the Seller after the Closing Date receives from
any client in respect of any Purchased Contract assigned to the Buyer payments for unearned maintenance or other revenues not deducted from the Purchase Price pursuant to Section 3.1, the Seller shall promptly pay to the Buyer the amount so received.

                3.2   Payments and Deliveries upon Closing. On the Closing Date
(a) the Buyer shall pay to the Seller the cash portion of the Purchase Price due and payable upon the Closing Date, and (b) the Seller shall deliver to the Buyer
(i) the Bill of Sale, (ii) employment agreements satisfying the obligation set forth in Section 9.2.4 hereof, (iii) all third party consents and (iv) all other documents, agreements and instruments then required to be delivered by the Seller pursuant to Section 2.1.

                3.3 Closing. The consummation of the purchase and sale of the Acquired Assets (the "Closing") shall be held at the offices of the Seller, Chadds Ford Business Campus, Brandywine 5 Building, Suite 350, Chadds Ford, PA on the second business day after the conditions set forth in Article IX have been satisfied, or at such other time as may be agreed upon by the Buyer and the Seller.

                3.4 Special Contract Payments. At the Closing, the Seller shall provide to the Purchaser a Schedule listing [**] contracts selected by the Seller (the "Designated Contracts") substantially negotiated by the Seller prior to the date thereof, which shall have been reviewed by the Buyer and are reasonably acceptable to the Buyer. The Buyer shall use its reasonable commercial efforts to enter into such contracts within [**] after the Closing. The Buyer shall pay to the Seller within 30 days of the Buyer's receipt [**] of any license fees received by the Buyer (i) pursuant to any Designated Contract entered into within [**] of the date of the Closing and (ii) within [**] from the date of this Agreement.

                3.5 Allocation. The parties agree that the allocation of the Purchase Price (taking into account the Assumed Liabilities) for purposes of
Section 1060 of the Code will be agreed to by them within a reasonable period after the Closing and will comply with the applicable provisions of the Sale. For purposes of filing Federal tax form 8594, the Seller's Federal tax identification number is 23-2798167.

                3.6 Financial Statements. Upon the written request of the Buyer, the Seller shall provide the Buyer with audited financial statements for the UPI Business to the extent that the same are reasonably required in order for the Buyer to comply with its reporting requirements pursuant to the Securities and Exchange Act of 1934, as amended. The Buyer shall pay the cost of the third-party auditor preparing such audited financial statements up to a maximum of $20,000. The Buyer acknowledges that the Seller and its Affiliates compete with the business conducted by the Buyer's independent public accountants and that nothing in this Agreement shall require the Seller or any such Affiliate to grant to such accountants access to the books and records of the Seller or any such Affiliate (including, without limitation, to any books and records not constituting Acquired Assets).



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                3.7   Further Assurances. At and from time to time following the
Closing, the Seller shall (i) deliver to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in the Buyer and put the Buyer in possession of, the Acquired Assets free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens whether matured or unmatured, and (ii) in the case of licenses, certificates, approvals, authorizations and Purchased Contracts included in the Acquired Assets (a) which cannot be transferred or assigned effectively without the consent of another Person which consents have not been obtained prior to the Closing, cooperate with the Buyer at its request in endeavoring to obtain such consents promptly, and if any such consent is not obtained, use its reasonable efforts to secure to the Buyer the benefits thereof in some other manner reasonably acceptable to the Buyer, or (b) which are otherwise not transferable or assignable, use its reasonable efforts jointly with the Buyer to secure to the Buyer the benefits thereof in some other manner reasonably acceptable to the Buyer.


                                       4

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

                The Seller represents and warrants to the Buyer, unless otherwise provided, on the date hereof and on the Closing Date as follows:

                4.1 Organization and Qualification. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to conduct the UPI Business as presently conducted and to own and lease the property and assets utilized in such business. The Seller is qualified to conduct business in every jurisdiction where such qualification is required for its conduct of the UPI Business as currently conducted, except where the failure to so qualify would not have a material adverse effect on the UPI Business.

                4.2 Authorization. The Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, as of the date of execution of the Registration Rights Agreement if such execution occurs ("Seller's Execution Date"), under the Registration Rights Agreement. The Seller has duly authorized the execution, delivery and performance of this Agreement and, as of the Seller's Execution Date, the Registration Rights Agreement. Each of this Agreement and, as of the Seller's Execution Date, the Registration Rights Agreement has been or shall have been duly executed and delivered by the Seller and (assuming that such agreements have been duly authorized, executed and delivered by the Buyer) constitutes or, in the case of the Registration Rights Agreement, shall as of the



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

Seller's Execution Date constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and to general equitable principles.

                4.3 No Violations or Conflicts. Neither the execution and delivery by the Seller of this Agreement nor, as of the Seller's Execution Date, the Registration Rights Agreement, by the Seller nor the consummation by the Seller of the transactions contemplated hereby or, as of Seller's Execution Date, thereby, and the performance by the Seller of its obligations hereunder and, as of the Seller's Execution Date, thereunder (with the giving of notice or the passage of time or both) (a) violates or with respect to the Registration Rights Agreement shall, as of the Seller's Execution Date violate, any provision of the Seller's governing documents, (b) results or with respect to the Registration Rights Agreement shall, as of the Seller's Execution Date result, in a violation or breach of, or constitutes a default or an event of default under, any material indenture, mortgage, bond or other material contract, license, agreement, permit, instrument or other obligation to which the Seller or by which any of the Acquired Assets is bound, (c) violates or with respect to the Registration Rights Agreement shall, as of the Seller's Execution Date violate, any material Law, writ, judgment, injunction or court decree to which the Seller or any of the Acquired Assets is subject or the Purchased Contracts, or (d) otherwise results or with respect to the Registration Rights Agreement shall, as of the Seller's Execution Date result, in the creation of any material Lien on the Acquired Assets (other than Permitted Liens).

                4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any foreign, United States, state or local governmental or regulatory agency or authority or any other Person is required to be made or obtained by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or, as of the Seller's Execution Date, the Registration Rights Agreement, the failure of which to obtain could reasonably be expected to have a material adverse effect upon the UPI Business.

                4.5 Assets. The Seller has good and marketable title to all of the Acquired Assets, including, without limitation, the UPI Product, free and clear of any Lien (except Permitted Liens) and except for leased assets, as to which the Seller has good and marketable title to the leasehold interest therein.

                4.6 Work-in-Progress. Set forth on Schedule 4.6 is in all material respects a complete and correct list of all Work-in-Progress, indicating, with respect to the engagements for which such Work-in-Progress has been prepared, the Seller's good faith estimates of its reimbursable but unreimbursed expenses through the Closing Date, the hours spent by the Seller through the Closing Date, its hourly rates for such hours, and any amounts previously billed with respect to the such engagement.

                4.7 Conduct of Business. Since January 1, 1997 the Seller has conducted the UPI Business materially in accordance with its ordinary and usual course of business, consistent with past practice. No part of the UPI Business is operated by any Person other than the Seller.

                4.8 Clients; Identified Prospects; Client Relations. Schedules 4.8(a) and (b), respectively, contain a complete and correct (a) listing of all Persons for whom the UPI Business has performed services since January 1, 1996 (the "Clients") and a complete and correct copy of all their respective written contracts with the UPI Business, and (b) listing of all Persons who to the best knowledge of the Seller have since January 1, 1997 expressed to the Seller an interest in retaining the UPI Business or have since January 1, 1997 been solicited (otherwise than by general advertising or general solicitations) by the Seller with respect to the UPI Business (the "Identified Prospects"). Except for maintenance fees billed in the ordinary course of business consistent with past practice, the Seller has not pre-billed any fees for which it has not yet performed the billed work.

                4.9 Contracts and Commitments. Schedule 4.9 sets forth a true, complete and correct list and description of the following agreements, oral or written, relating to the UPI Business, to which, as of the Closing Date, the Seller is a party or by which the Seller is bound (other than any such agreement that relates solely to an Excluded Asset): (a) all commitments, contracts, agreements, notes, loans, mortgages, indentures, pledges and other instruments involving an obligation on the part of the Seller of more than $10,000 individually or more than $25,000 in the aggregate, (b) all purchase orders and all agreements pursuant to which other Persons provide goods or services to the Seller, (c) all agreements with Clients under which the Seller may be obligated to perform services or expects to receive fees or other compensation, (d) all personal property leases involving annual payments in excess of $5,000 individually or more than $25,000 in the aggregate, (e) all employment contracts with employees of the Seller and all independent contractor agreements, (f) all guarantees of the obligations of any other Person, and (g) all other agreements (including, without limitation, all agreements restricting the ability of the Seller or any other Person to compete or solicit clients) (the agreements identified in clauses (a) through (g) of this Section 4.9 being collectively referred to as the "UPI Related Contracts"). The Seller has delivered to the Buyer a true, complete and correct copy of each Purchased Contract. The Seller has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Purchased Contract or any Acquired Asset. The Purchased Contracts constitute all of the UPI Related Contracts of the Seller which are necessary to conduct the UPI Business as it is being conducted on the date hereof.

                4.10 Litigation. The Seller is not a party to any pending or, to the best of the Seller's knowledge, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which could reasonably be expected to have a material adverse effect on the condition of the

Acquired Assets or the transactions contemplated by this Agreement or the Registration Rights Agreement. The Seller is not subject to any decree, judgment, order, law or regulation of any court or other governmental body which could reasonably be expected to have a material adverse effect on the condition of the Acquired Assets or which could prevent the transactions contemplated by this Agreement or the Registration Rights Agreement. There is no material civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding pending, or to the best knowledge of the Seller threatened, against the UPI Business in any court, by any governmental entity or before any arbitrator or other tribunal. The Seller is not subject to any outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity related to the UPI Business, individually or in the aggregate.

                4.11 Intellectual Property. No Person other than the Seller has a Copyright interest in the UPI Product. The Seller has not received notice of any judicial, administrative or arbitration proceeding instituted against the Seller, or of any claim or threatened claim by any Person (including, without limitation, [**] or [**]) against the Seller, alleging that the conduct of the UPI Business or the use by the Seller of the Intellectual Property infringes any patent, trademark, tradename, service mark, copyright, trade secret or other proprietary right of any other Person and, to the knowledge of the Seller, there is no basis for any such proceeding or claim. To the knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party including any employee or former employee or independent contractor or former independent contractor of the Seller. There is no third party technology on which the current product and service offerings of the UPI Business are based and which the Seller does not have appropriate legal rights to use. Except for the intellectual property listed on Schedule 4.11 hereto, the Intellectual Property constitutes all trademarks, tradenames, Copyrights, processes, designs, formulas, inventions, trade secrets, know-how or technology which are materially necessary to conduct the UPI Business as it is being conducted on the date hereof. The Intellectual Property is fully transferable or assignable to the Buyer and upon delivery to the Buyer of the Bill of Sale and other instruments of conveyance with respect to the Intellectual Property on the Closing Date and upon the filing of any necessary trademark assignments in the appropriate governmental agencies, the Buyer will acquire good and valid title to the Intellectual Property free and clear of all Liens except for Permitted Liens.

                4.12 Compliance with Laws. The UPI Business has been operated in compliance with all applicable Laws, except where the failure to so comply will not have a material adverse effect on the UPI Business.

                4.13 Employees and Independent Contractors. Schedule 4.13 sets forth a true, complete and correct list of all employees and independent contractors employed in the UPI Business (other than administrative personnel not engaged solely in the UPI Business) and, with respect to each such employee and independent contractor, the total compensation (including, without limitation, salary, bonuses and incentive compensation) received by such employee and independent contractor in the immediately preceding fiscal year of the Seller and such employee's and independent contractor's current compensation including bonuses and executive compensation.

                IV.65 Disclosure. No representation or warranty by the Seller contained in this Agreement nor any of the financial or other statements or certificates furnished by the Seller to the Buyer or its representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein contained not misleading in the context in which made or presented or necessary in order to provide the Buyer or a prospective purchaser of the Acquired Assets with adequate information as to the UPI Business and its properties, assets, liabilities, business and prospects.

                4.15 Brokers and Finders. No broker or finder has acted for the Seller in connection with this Agreement or the Registration Rights Agreement or the transactions contemplated by this Agreement and no broker or finder retained by the Seller is entitled to any brokerage or finder's fee with respect to this Agreement, the Registration Rights Agreement or such transactions.

                4.16 Investment Representation. The Common Stock acquired by the Seller pursuant hereto is being acquired for its own account for investment, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same to any party [**]. The Seller further represents that the Seller has no contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Common Stock acquired hereby [**]. The Seller will not sell or otherwise dispose of such Common Stock except in compliance with the Securities Act of 1933, as amended (the "Act") and the rules and regulations of the SEC thereunder. The Seller understands and acknowledges that the offering of the Common Stock of the Buyer pursuant to this Agreement will not be registered under the Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Act, and that the Buyer's reliance upon such exemption is predicated upon the Seller's representations set forth in this Section 4.17.


                                       5

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer represents and warrants to the Seller, unless otherwise provided, on the date hereof and on the Closing Date as follows:

                5.1 Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to conduct its business as presently conducted and to own and lease its property and assets.

                5.2 Authorization. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, as of the date of the execution of the Registration Rights Agreement if such execution occurs (the "Buyer's Execution Date"), under the Registration Rights Agreement. The Buyer has duly authorized the execution, delivery and performance of this Agreement and, as of the Buyer's Execution Date, under the Registration Rights Agreement. This Agreement and, as of the Buyer's Execution Date, the Registration Rights Agreement have been or shall has been duly executed and delivered by the Buyer and (assuming that such agreements have been duly authorized, executed and delivered by the Seller) constitutes or, in the case of the Registration Rights Agreement, shall as of the Buyer's Execution Date constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other laws of general applicability affecting the rights of creditors and to general equitable principles.

                5.3 No Violations or Conflicts. Neither the execution and delivery of this Agreement or, as of the Buyer's Execution Date, the Registration Rights Agreement, by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or, as of the Buyer's Execution Date, thereby, and the performance by the Buyer of its obligations hereunder, and as of the Buyer's Execution Date, thereunder (i) violates or with respect to the Registration Rights Agreement shall, as of the Buyer's Execution Date violate, any provision of its governing documents, (ii) results or with respect to the Registration Rights Agreement shall as of the Buyer's Execution Date result, in a violation or breach of, or constitutes a default or an event of default under, any indenture, mortgage, bond or other material contract, license, agreement, permit, instrument or other obligation to which it is a party or by which any of its assets is bound or (iii) violates or with respect to the Registration Rights Agreement shall as of the Buyer's Execution Date violate, any Law, writ, judgment, injunction or court decree to which the Buyer is subject.

                5.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any United States, foreign or state or local governmental or regulatory agency or authority is required to be made or obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or, as of the Buyer's Execution Date, the Registration Rights Agreement, except in connection with the registration of the Common Stock under applicable Federal Securities laws and state blue-sky laws as contemplated by the Registration Rights Agreement.

                5.5 Common Stock. As of December 31, 1997 the authorized capital stock of the Company consisted of 50,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, of which 13,529,262 shares of Common Stock were outstanding and 585,645 shares of preferred stock were outstanding. As of such date, the Buyer has reserved for issuance 2,987,482 shares of Common Stock issuable upon exercise of outstanding stock options and 5,413,548 shares of Common Stock issuable upon exercise of outstanding convertible securities or warrants. The Common Stock issued to the Seller pursuant hereto is validly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid, and nonassessable, without any personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive rights of stockholders. The Seller will receive good title to such Common Stock, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts.

                5.6 Disclosure. No representation or warranty by the Buyer contained in this Agreement nor any statement or certificate furnished by the Buyer to the Seller or its representatives in connection herewith or pursuant hereto, nor in any of the Buyer's periodic reports or other filings pursuant to the Securities Exchange Act of 1934, as amended, contains any untrue statement of a material fact, or omits to state a material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the Common Stock being acquired by the Seller pursuant hereto with adequate information as to the Seller and its properties, assets, liabilities, business and prospects.

                5.7 Brokers and Finders. No broker or finder has acted for the Buyer in connection with this Agreement, the Registration Rights Agreement or the transactions contemplated by this Agreement or the Registration Rights Agreement and no broker or finder retained by the Buyer is entitled to any brokerage or finder's fee with respect to this Agreement, the Registration Rights Agreement or such transactions.


                                       6

                                    COVENANTS

                6.1 Property Relating to Acquired Assets Received by the Seller or Related Persons. If the Seller or any of its respective officers, directors, employees, independent contractors, agents or representatives or any Affiliate of any of the foregoing Persons, or any other Person acting for or in concert with any of the foregoing Persons, shall receive any money, check, note, draft, instrument, payment or other property relating to or as proceeds of the Acquired Assets or any part thereof, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, the Buyer and, immediately upon receipt thereof, shall notify the Buyer in writing of such receipt and shall remit the same (or cause the same to be remitted) in kind to the Buyer in the manner specified by the Buyer.

                6.2 Certain Employees. (a) The Seller shall cooperate with the Buyer (at no net cost to the Seller) to develop a mutually acceptable method of providing to the Buyer the services of those employees of the UPI Business as of the date of Closing who desire to be employed by the Buyer and whose immigration status may require them to remain employees of the Seller following the Closing, which individuals are identified in Schedule 6.2 hereto. The

Seller shall exert its reasonable efforts to provide to the Buyer the services of [**] during the [**] following the Closing Date to the extent reasonably necessary to facilitate the transition necessitated by the transactions contemplated hereby, up to the full time of [**] employment during such period. [**] salary and benefits during such period shall be paid by the [**]. The [**] may at [**] extend to [**] a bonus or incentive payments and shall [**] in connection with his services to the Buyer.

                (b) The Seller shall exert its reasonable efforts to provide the Buyer the full-time services of [**] during the [**] following the Closing Date, and of [**] and [**] during the [**] following the Closing Date, to the extent reasonably necessary to facilitate the transition necessitated by the transactions contemplated hereby. [**] and [**] salary and benefits during their [**] of service to the Buyer, and [**] salary and benefits during the [**] of his service to the Buyer, shall be paid by the [**]. The [**] shall promptly [**] the [**] for [**] salary and benefits for the remainder of the period of his service to the Buyer. The [**] shall also [**] such employees' expenses in connection with their service to the Buyer.

                6.3 Non-Solicitation. For two years following the Closing, (i) the Seller shall not solicit for employment any personnel employed by the UPI Business immediately prior to the Closing and by the Buyer immediately thereafter without the prior consent of the Buyer.

                6.4 Work-in-Progress. Within three weeks of the Closing Date the Seller shall provide to the Buyer a final schedule setting forth in all material respects a complete and correct list, as of the Closing, of all Work-in-Progress, indicating with respect to the engagements for which such Work-in-Progress has been prepared, the Seller's reimbursable but unreimbursed expenses through the Closing Date, the hours spent by the Seller through the Closing Date, its hourly rates for such hours, and any amounts previously billed with respect to such engagement.


                                       7

                    COVENANTS OF THE SELLER PRIOR TO CLOSING

                7.1 Maintenance and Operation of Business. From and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with Article X or (ii) the Closing Date, the Seller shall conduct the UPI Business materially in accordance with its ordinary and usual course of business consistent with past practice, and shall use its reasonable best efforts to maintain and preserve the UPI Business, as conducted on the date of this Agreement, for the benefit of the Buyer.

                7.2 Access to Information. From and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with Article X or (ii) the Closing Date, the Seller shall, during reasonable business hours and upon reasonable notice, allow the

Buyer and the Buyer's authorized representatives (subject to Section 3.6) to make such investigation of the business, properties, books and records of the UPI Business, and to conduct such examinations and to confer with the officers and employees of the UPI Business, as shall be reasonably necessary for purposes of consummating the transactions contemplated by this Agreement. Any and all information provided to the Buyer under the terms of this Agreement shall be held in confidence in accordance with [identify confidentiality letter].

                7.3 Acquisition Proposals. From and after the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with Article X or (ii) the Closing Date, none of the Seller or any of its representatives, affiliates or agents shall, directly or indirectly, solicit or initiate proposals from or provide any confidential information to or engage in negotiations with any Person (other than the Buyer or the Buyer's representatives) regarding the sale of the UPI Business.


                                       8

                      COVENANTS OF THE SELLER AND THE BUYER

                8.1 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto of (a) the occurrence or failure to occur of any event, which occurrence or failure such party believes would be reasonably likely to cause any representation or warranty contained herein to be untrue or inaccurate in any material respect at any time, (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied or satisfied by it hereunder, and (c) any newly discovered fact or circumstance that might reasonably be expected to have a material effect on the accuracy of any representation or warranty contained herein.

                8.2 Additional Agreements. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using their reasonable best efforts to obtain all necessary consents, approvals and authorizations, if any, as are required to be obtained by any party under any laws, to defend all lawsuits or other legal proceedings challenging this Agreement and, if the Seller shall have received the Shares pursuant to Section 3.1.1(b)(i) hereof, the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and to effect all necessary registrations and other filings, if any, required in connection with the transactions contemplated hereby.

                            CONDITIONS TO THE CLOSING

                9.1 Conditions to Obligations of Each Party to the Closing. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                      9.1.1 Rulings. No injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency shall be in effect which prevents the consummation of the transactions contemplated by this Agreement.

                      9.1.2 Deadline. The Closing shall not have occurred by 5:00 p.m., New York City time, on February 28, 1998.

                9.2 Conditions to Obligations of the Buyer. In addition to the conditions set forth in Section 9.1, the obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                      9.2.1 Performance of Agreements. The Seller shall have duly performed, in all material respects, all agreements required to be performed prior to Closing pursuant to the terms of this Agreement.

                      9.2.2 Representations and Warranties; Certificates. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, and a duly authorized officer of the Seller shall have delivered a certificate to the Buyer certifying as to the foregoing.

                      9.2.3 Bill of Sale and Other Transfer Documents. The Bill of Sale, the Assignment of Trademarks and the Assignment of Copyrights and such other instruments as may be requested by the Buyer pursuant to Section 3.1, shall have been duly executed and delivered by the Seller on the Closing Date.

                      9.2.4   Employment Agreements. All employees identified in
Schedule 9.2.4 hereto and at least 75% of the remaining employees of the UPI Business shall have entered into employment agreements on terms reasonably acceptable to the Buyer agreeing to be employed by the Buyer following the Closing.

                      9.2.5 Material Changes in UPI Business. Between January 1, 1998 and the Closing Date there shall have been no material adverse change in the UPI Business.

                      9.2.6 Delivery of Completed Schedules. The Seller shall have delivered to the Buyer at least five business days prior to Closing, all Schedules to this Agreement, current as of the date delivered.

                9.3 Conditions to Obligations of the Seller. In addition to the conditions set forth in Section 9.1, the obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                      9.3.1 Performance of Agreements. The Buyer shall have duly performed, in all material respects, all agreements required to be performed prior to Closing pursuant to the terms of this Agreement.

                      9.3.2 Representations and Warranties; Certificates. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, and a duly authorized officer of the Buyer shall have delivered a certificate to the Seller certifying as to the foregoing.


                                       10

                                   TERMINATION

                10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                      10.1.1 By mutual written agreement of the Buyer and the Seller; or

                      10.1.2 By either the Buyer of the Seller, (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the purchase and sale of the Acquired Assets or the assumption of the Assumed Liabilities contemplated hereby (which the party seeking to terminate this Agreement shall have used its reasonable best efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and nonappealable or (ii) if the Closing Date shall not have occurred by 5:00 p.m., New York City time, on February 28, 1998, or such later date as may be mutually agreed; provided, however, that the right to terminate this Agreement under this subsection shall not be available (a) to any party whose breach, in any material respect, of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date or (b) to any party that by its action or inaction has rendered the satisfaction of any condition to the obligations of the other impossible and such condition has not been waived by the party so affected; or

                      10.1.3 By the Seller, if the Buyer shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement; or

                      10.1.4 By the Buyer, if the Seller has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement.

                10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, (i) this Agreement shall forthwith become void and there shall be no further obligation on the part of the Buyer or the Seller hereunder and (ii) each party will, and will cause its respective advisors, agents and representatives to, redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby to the party furnishing the same.


                                       11

                                 INDEMNIFICATION

                11.1 Survival. The representations and warranties of the parties contained herein or in any signed writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the date hereof; provided, however, that the Seller's representation and warranty set forth in Section 4.11 shall survive until the fifth anniversary of the Closing.

                11.2 Indemnification by the Seller. The Seller shall indemnify the Buyer and its principals, officers, directors, employees, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, "Buyer Indemnified Parties") against and hold them harmless from any and all damage, claim, loss, liability and expense (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) (collectively, "Loss") incurred or suffered by any Buyer Indemnified Party arising out of or relating to (a) any breach of any representation, warranty, covenant or other agreement of the Seller contained herein, (b) any alleged, claimed or established professional negligence or malpractice of the Seller with respect to the performance of professional services in the UPI Business on or prior to the Closing Date, (c) any debt, Tax, claim, option, liability, obligation or Lien of the Seller other than the Assumed Liabilities, or (d) that certain Computer Technology Agreement between International Consulting Solutions, Inc. and Olin Corporation, dated as of November 4, 1994. Notwithstanding the foregoing, the Seller shall have no liability under this
Section 11.2 unless and until the aggregate amount of all claims by the Buyer Indemnified Parties arising out of one or more breaches of representations, warranties, covenants or agreements by the Seller exceeds $150,000 in the aggregate, in which case the Seller shall be liable for the aggregate amount of all such claims up to a total maximum liability of value of the Shares at Closing (the "Share Value"), which shall be based upon a value per share equal to the last closing sale price (the "Closing Date Sale Price") of the Common Stock on the Nasdaq Over the Counter Market on the Closing Date, or if there be no sale on such date, the most recent prior such sale. The Buyer may, at its option, offset against any payments due the Seller pursuant to this Agreement any amounts owed by the Seller to the Buyer pursuant to this Section
11.2. The Seller may pay any amount due the Buyer pursuant to this Section 11.2 in cash or by return of shares of Common Stock received by it from the Buyer pursuant to Section 3.1.1 hereof, at a valuation per share equal to the Closing Date Sale Price.

                11.3 Indemnification by the Buyer. The Buyer shall indemnify the Seller and its members, officers, directors, employees, independent consultants, agents and representatives, in their respective capacities as such, and the successors, heirs and personal representatives of any of them (collectively, the "Seller Indemnified Parties") against and hold them harmless from any and all Loss incurred or suffered by any Seller Indemnified Party arising out of or relating to (a) any breach of any representation, warranty, covenant or other agreement of the Buyer contained herein, (b) any Assumed Liability arising after the Closing Date or (c) the ownership of the Acquired Assets or the performance of professional services in the UPI Business after the Closing Date. Notwithstanding the foregoing, the Buyer shall have no liability under this Section 11.3 unless and until the aggregate amount of all claims by Seller Indemnified Parties arising out of one or more breaches of representations, warranties, covenants or agreements by the Buyer exceeds $150,000 in which case the Buyer shall be liable for the aggregate amount of all such claims up to a total maximum liability equal to the Share Value. The Seller may, at its option, offset any payments due the Buyer pursuant to this Agreement against any amounts owed by the Buyer to the Seller pursuant to this Section 11.3.

                11.4 Indemnification; Notice and Settlements. A Person seeking indemnification pursuant to Sections 11.2 or 11.3 (an "Indemnified Party") with respect to a claim, action or proceeding by a Person who is not a Buyer Indemnified Party or a Seller Indemnified Party shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, unless such failure shall prejudice in any material respect the Indemnifying Party's ability to defend such claim, action or proceeding. The Indemnifying Party shall have the right to assume the defense of any such action or proceeding at its expense, provided that (x) in the reasonable judgment of the Indemnified Party, the Indemnifying Party has adequate resources to undertake such defense and satisfy any indemnifiable Loss arising from such action or proceeding and (y) the selection of counsel is approved by the Indemnified Party (which approval will not be unreasonably withheld). If the Indemnified Party so determines that the Indemnifying Party does not have adequate resources, or the Indemnifying Party shall elect not to assume the defense of any such action or proceeding, or fails to make such an election within 20 days after it receives such notice pursuant to the first sentence of this Section 11.4, the Indemnified Party may assume such defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to participate in (but not control) the defense of an action or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel or (ii) the named parties in any such action or proceeding (included impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict, provided that, unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm, as applicable, for the Indemnified Party. An Indemnifying Party shall not be liable under
Section 11.2 or 11.3 for any settlement effected without its written consent, which consent will not be unreasonably withheld, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.

                11.5 Cumulative Remedies. The remedies provided for in this Agreement are not exclusive, but are in addition to all other remedies at law, in equity or otherwise.

                11.6 Limitation on Indemnification. Neither party shall have a right to assert any claim for indemnification under this Agreement more than two years after the Closing. Notwithstanding the foregoing, the Seller's indemnification of the Buyer against (i) any of the Seller's Tax liabilities shall survive for the applicable statutory periods of limitations, and (ii) a breach of the representation and warranty contained in Section 4.11 shall survive until the fifth anniversary of the Closing.


                                       12

                               GENERAL PROVISIONS

                12.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered or
(iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):


                (a)   if to the Buyer:

                      IntelliCorp, Inc.

                      1975 El Camino Real West
                      Mountain View, CA  94040

                      Attn:  Chief Financial Officer

                      with a copy to:

                      Heller Ehrman White & McAuliffe
                      525 University Avenue
                      Palo Alto, CA  94301

                      Attn:  Richard A. Peers

                (b)   if to the Seller:

                      ICS Deloitte Management LLC
                      Chadds Ford Business Campus,
                      Brandywine 5 Building,
                      Suite 350
                      Chadds Ford, PA.

                      Attn:  Alfred Grunwald

                      with copies to:

                      Deloitte & Touche Consulting Group LLC
                      1633 Broadway
                      New York, New York  10019-6754

                      Attn:  General Counsel

                      and

                      Kramer, Levin, Naftalis & Frankel
                      919 Third Avenue
                      New York, New York  10022
                      Attn:  Thomas D. Balliett



Each notice or communication shall be deemed to have been given on the date received.

                12.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                12.3 Miscellaneous. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Article XI hereof, is not intended to confer upon any other Person (including, without limitation, any directors, officers, employees, independent contractors, agents or representatives of the Seller), any rights or remedies hereunder, (iii) shall be governed, including, without limitation, as to validity, interpretation and effect, by the internal Laws of the State of New York, without regard to the principles of conflicts of laws, and (iv) may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute a single agreement.

                12.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. No party shall be relieved of any liability arising hereunder in respect of any assignment pursuant to this Section, unless such assignor has received a written release expressly excepting such assignor from any liability that may arise hereunder.

                12.5 Waiver; Amendment. No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require the other parties hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by the other parties hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by each of the parties hereto.

                12.6 Fees and Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses. The Seller shall bear and pay all U.S. Federal, state, local and foreign Taxes that arise out of or as a result of the consummation of this Agreement (other than any tax based on the net income or revenues of the Buyer).

               IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.


                                       INTELLICORP, INC.


                                       By:  /s/ Kenneth H. Haas
                                          ------------------------------------
                                          Name:  Kenneth H. Haas
                                          Title: President


                                       ICS DELOITTE MANAGEMENT LLC



                                       By:  /s/ Elmer F. Fisher
                                          ------------------------------------
                                          Name:  Elmer F. Fisher
                                          Title: Chairman

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----

                                    ARTICLE I

DEFINITIONS................................................................................  1

                                   ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS.......................................................  4
        2.1    Purchase and Sale of Acquired Assets........................................  4
               (a)    Purchased Contracts..................................................  4
               (b)    Proprietary Rights...................................................  4
               (c)    Purchased Equipment..................................................  4
               (d)    Records and Documentation............................................  4
        2.2    Excluded Assets...............................................................5
        2.3    Liabilities.................................................................  5
        2.4    Transfer of Clients and Identified Prospects................................  5
        2.5    Delivery of Work Product....................................................  6
        2.6    Facility Lease..............................................................  6
        2.7    Date Center Lease..........................................................   6
        2.8    Termination of Automobile Leases............................................  6
        2.9    Purchase of Equipment.......................................................  6

                                   ARTICLE III

THE PURCHASE PRICE.........................................................................  7
        3.1    Purchase Price..............................................................  7
        3.2    Payments and Deliveries upon Closing........................................  8
        3.3    Closing.....................................................................  9
        3.4    Special Contract Payments...................................................  9
        3.5    Allocation..................................................................  9
        3.6    Financial Statements........................................................  9
        3.7    Further Assurances..........................................................  9

                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER..............................................  10
        4.1    Organization and Qualification.............................................  10
        4.2    Authorization..............................................................  10
        4.3    No Violations or Conflicts.................................................  11
        4.4    Consents and Approvals.....................................................  11
        4.5    Assets.....................................................................  11
        4.6    Work-in-Progress...........................................................  11
        4.7    Conduct of Business......................................................... 11
        4.8    Clients; Identified Prospects; Client Relations............................. 11
        4.9    Contracts and Commitments................................................... 12
        4.10   Litigation.................................................................. 12


                                                                                           Page
                                                                                           ----
        4.11   Intellectual Property....................................................... 12
        4.12   Compliance with Laws........................................................ 13
        4.13   Employees and Independent Contractors....................................... 13
        4.14   Disclosure.................................................................. 13
        4.15   Brokers and Finders......................................................... 13
        4.16   Investment Representation................................................... 13

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER ............................................... 14
        5.1    Organization and Qualification.............................................. 14
        5.2    Authorization............................................................... 14
        5.3    No Violations or Conflicts.................................................. 15
        5.4    Consents and Approvals...................................................... 15
        5.5    Common Stock................................................................ 15
        5.6    Disclosure.................................................................. 15
        5.7    Brokers and Finders......................................................... 16

                                   ARTICLE VI

COVENANTS.................................................................................. 16
        6.1    Property Relating to Acquired Assets Received by
               the Seller or Related Persons............................................... 16
        6.2    Certain Employees........................................................... 16
        6.3    Non-Solicitation............................................................ 17

                                          ARTICLE VII

COVENANTS OF THE SELLER PRIOR TO CLOSING................................................... 17
        7.1    Maintenance and Operation of Business....................................... 17
        7.2    Access to Information....................................................... 17
        7.3    Acquisition Proposals....................................................... 17

                                  ARTICLE VIII

COVENANTS OF THE SELLER AND THE BUYER...................................................... 18
        8.1    Notification of Certain Matters............................................. 18
        8.2    Additional Agreements....................................................... 18

                                   ARTICLE IX

CONDITIONS TO THE CLOSING.................................................................. 18

                                                                                           Page
                                                                                           ----
        9.1    Conditions to Obligations of Each Party to the Closing...................... 18
        9.2    Conditions to Obligations of the Buyer...................................... 19
        9.3    Conditions to Obligations of the Seller..................................... 19

                                    ARTICLE X

TERMINATION................................................................................ 20
        10.1   Termination................................................................. 20
        10.2   Effect of Termination....................................................... 20

                                   ARTICLE XI

INDEMNIFICATION............................................................................ 21
        11.1   Survival.................................................................... 21
        11.2   Indemnification by the Seller............................................... 21
        11.3   Indemnification by the Buyer................................................ 21
        11.4   Indemnification; Notice and Settlements..................................... 22
        11.5   Cumulative Remedies......................................................... 23
        11.6   Limitation on Indemnification............................................... 23

                                          ARTICLE XII

GENERAL PROVISIONS......................................................................... 23
        12.1   Notices..................................................................... 23
        12.2   Headings.................................................................... 24
        12.3   Miscellaneous............................................................... 24
        12.4   Assignment.................................................................. 25
        12.5   Waiver; Amendment............................................................25
        12.6   Fees and Expenses........................................................... 25

                    LOCK-UP AND REGISTRATION RIGHTS AGREEMENT


               LOCK-UP AND REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of ________, 1998, by and between IntelliCorp, Inc., a Delaware corporation (the "Corporation"), and ICS Deloitte Management LLC, a Delaware limited liability company (the "Holder"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Asset Purchase Agreement, dated _______, 1998, between the Corporation and the Holder.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto hereby agree as follows:

               1 . Lock-Up of Shares. (a) The Holder will not, without the Corporation's prior written consent, except as set forth in Sections 1(b), 1(c) and 1(d) below, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, the Shares (each such transaction, a "Sale").

               (b) The foregoing restrictions shall not apply to Sales of the Shares to Affiliates of the Holder provided, however, that the Holder shall provide to the Corporation such purchaser's binding written consent to be bound by the terms of this Agreement as if it were the Holder. For purposes of this
Section 1, "Affiliate" shall mean [**].

               (c) If, at any time after one year from the date of the Asset Purchase Agreement, the Holder or any Affiliate of the Holder who is a permitted transferee pursuant to Section 1(b) hereof (a "Transferor") proposes to transfer Shares to any 5% Holder (as hereinafter defined) other than pursuant to a tender offer made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such Transferor shall give written notice (the "Sale Notice") to the Corporation of the proposed transfer and its price and other terms. "5% Holder" means any person, entity or "group" (as defined pursuant to Regulation 13D of the Commission) (x) that has filed and not terminated a Schedule 13D or
Schedule 13G with the Commission that discloses that such filer beneficially owns 5% or more of the Corporation's outstanding common stock or (y) which the Corporation's most recently filed proxy statement discloses beneficially owns 5% or more of such outstanding common stock. For 30 days after receipt of such notice, the Corporation shall have the right to purchase from the Transferor the Shares proposed to be transferred, at the same price and terms set forth in the Sale Notice. The Corporation or its assignee may exercise such right, in whole but not in part, by delivering within such 30 day period to the Transferor a written notice (the "Purchase Notice"), the delivery of which shall constitute the legally binding commitment of the Purchaser to purchase from the Transferor, and the legally binding commitment of the Transferor to sell to the Purchaser, the Shares identified in the Sale Notice on the terms and conditions set forth in the Sale Notice. Such purchase and sale shall be consummated by the Purchaser and the Transferor within 5 business days of the date the Purchase Notice is delivered. If no Purchase Notice is delivered within such 30 day period the Transferor shall be free to effect a Sale of such Shares; provided, however, that if a Sale is proposed to be made on terms materially different than those set forth in the Sale Notice such proposed Sale of the Shares shall again be subject to the restrictions of this Section 1. The Corporation may assign its right to purchase Shares pursuant to this Section 1(c) to any person; provided, however, that the Corporation shall remain liable to the Transferor hereunder for any breaches by any such assignee. The Holder agrees that each Sale Notice will, unless the Corporation otherwise agrees, state only a cash purchase price for Shares (which price may be stated as a fixed price or at a specified percentage of a specified market price). Notwithstanding the foregoing, a Transferor may sell Shares after the first anniversary of the date of the Asset Purchase Agreement without restriction under Section 1(a) pursuant to (x) ordinary brokerage transactions effected on any securities market on which the Corporation's common stock is traded or (y) an underwritten offering of the Shares.

               (d) If, at any time during the first year from the date of the Asset Purchase Agreement, a Transferor proposes to tender the Shares beneficially owned by it pursuant to any tender offer made pursuant to the Exchange Act, or at any time thereafter a Transferor proposes to tender the Shares beneficially owned by it pursuant to a tender offer made by a 5% Holder pursuant to the Exchange Act, such Transferor shall a give written notice (the "Tender Notice") to the Corporation of the proposed transfer and its price (or, if such tender offer includes consideration other than cash, such Transferor's good faith estimate of the value of its price) and other terms. For 10 days after receipt of such notice, the Corporation shall have the right to purchase from the Transferor the Shares proposed to be transferred, at a price equal to the cash value of the consideration set forth in the Tender Notice on the same terms as set forth in the Tender Notice. The Corporation or its assignee may exercise such right, in whole but not in part, by delivering within such 10 day period to the Transferor a Purchase Notice, the delivery of which shall constitute the legally binding commitment of the Purchaser to purchase from the Transferor, and the legally binding commitment of the Transferor to sell to the Purchaser, the Shares identified in the Tender Notice on the terms and conditions set forth in the Tender Notice. Such purchase and sale shall be consummated by the Purchaser and the Transferor within 5 business days of the date the Purchase Notice is delivered. If no Purchase Notice is delivered within such 10 day period the Transferor shall be free to effect a Sale of such Shares pursuant to such tender offer or a competing tender offer; provided, however, that if a Sale is proposed to be made on terms materially worse for such Transferor than those set forth in the Sale Notice such proposed Sale of the Shares shall again be subject to the restrictions of this Section 1. If the Corporation purchases any Shares pursuant to this Section 1(d) and at any time during the six month period immediately following the closing of such purchase shares of the Corporation's Common Stock are purchased in accordance with the terms of a tender offer made pursuant to the Exchange Act at a price per share higher than that paid by the Corporation for such Shares, the Corporation shall promptly pay to the Transferor of such Shares cash in an amount equal to the difference between such higher price and the price paid by the Corporation times the number of Shares purchased by the Corporation. The Corporation may assign its right to purchase Shares pursuant to this Section 1(d) to any person; provided, however, that the Corporation shall remain liable to the Transferor hereunder for any breaches by any such assignee. The Holder agrees that each Sale Notice will, unless the Corporation otherwise agrees, state only a cash purchase price for Shares (which price may be stated as a fixed price or at a specified percentage of a specified market price). After the first anniversary of date of the Asset Purchase Agreement a Transferor may tender the Shares beneficially owned by it pursuant to any tender offer made pursuant to the Exchange Act by any party other than a 5% Holder without restriction under
Section 1(a).

               2. Registration. The Corporation shall prepare and file with the Commission, and cause to be declared effective by the first anniversary of the date of the Asset Purchase Agreement, a registration statement under the Securities Act of 1933, as amended (the "Act"), sufficient to permit the public offering and resale of the Shares through the facilities of all securities exchanges and the over-the-counter markets on which the Corporation's securities are traded. The Corporation shall use its best efforts to cause the Shares so registered to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as the holder of any Shares included in such registration statement may reasonably request; provided, however, that (i) the Corporation shall not by reason of this provision be required to qualify to do business in any state in which it is not otherwise required to qualify to do business or to file a general consent to service of process, and (ii) notwithstanding anything in this Agreement or the Asset Purchase Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, such expenses shall be payable pro rata by selling shareholders.

               3. Obligation to Maintain Effectiveness. The Corporation shall keep effective any registration or qualification contemplated hereunder and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for a period of 270 days beginning on the first anniversary of the date of the Asset Purchase Agreement; provided, however, that, if the Corporation is required to keep any such registration or qualification in effect with respect to securities other than the Shares beyond such period, the Corporation shall keep such registration or qualification in effect as it relates to the Shares for so long as such registration or qualification remains or is required to remain in effect in respect of such other securities.

               4. Provision of Registration Statement. The Corporation shall furnish to each holder of Shares such reasonable number of copies of any registration statement filed pursuant to this Agreement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Act and the rules and regulations thereunder, and such other documents, as such holder may reasonably request to facilitate the disposition of the Shares held by such holder.

               5. Opinion of Counsel. The Corporation shall furnish the holders of the Shares with an opinion of its counsel, subject to ordinary and customary qualifications and (reasonably acceptable to such holders) to the effect that (i) the registration statement has become effective under the Act and no order suspending the effectiveness of the registration statement, preventing or suspending the use of the registration statement, any preliminary prospectus, any final prospectus, or any amendment or supplement thereto has been issued, nor to the best knowledge of such counsel has the Commission or any securities or blue sky authority of any jurisdiction instituted or threatened to institute any proceedings with respect to such an order, (ii) each document, if any, incorporated by reference in the registration statement and the prospectus included therein (except for financial statements and related schedules, as to which such counsel need express no opinion) complied as to form when filed with the Commission in all material respects with the Exchange Act, and the rules and regulations of the Commission thereunder, and (iii) the registration statement and the prospectus included therein and any supplements or amendments thereto (except for financial statements and related schedules, as to which such counsel need express no opinion) comply as to form in all material respects with the Act and the rules and regulations of the Commission thereunder. In addition, such counsel shall state that it has participated in conferences with officers and other representatives of the Corporation, and representatives of independent accountants for the Corporation, at which conferences such counsel made inquiries of such officers, representatives and accountants; discussed the contents of the preliminary prospectus; the registration statement; and the prospectus and related matters were discussed and, although such counsel is not passing and does not assume any responsibility for the accuracy, completeness or fairness, the statements contained in the preliminary prospectus, the registration statement and the prospectus, on the basis of the foregoing, no facts have come to the attention of such counsel which lead it to believe that either the registration statement or on any amendment thereto, at the time such registration statement or amendment became effective or the preliminary prospectus or prospectus or amendment or any supplement thereto as of the date of such opinion contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (it being understood that such counsel need express no opinion with respect to the financial statements and schedules and other financial and statistical data included in the preliminary prospectus, the registration statement, or prospectus). The Corporation shall also furnish to the holders of the Shares a cold comfort letter from the independent certified public accountants of the Corporation in customary form and substance.

               6. Indemnity and Contribution. In the event of a sale of the shares pursuant to an underwritten public offering, the Corporation and the holders of the Shares shall enter into an underwriting agreement containing conventional representations, warranties, allocation of expenses, indemnity and contribution provisions and customary closing conditions, including, without limitation, opinions of counsel and accountants' cold comfort letters, with any underwriter who acquires any Shares.

               7. Rule 144 Requirements. The Corporation agrees that, from the date hereof and until all the Shares have been sold under a registration statement or are eligible for sale pursuant to Rule 144(k) under the Act, except as shall have been otherwise agreed by the Holder and its permitted transferees, the Corporation shall keep current in filing all reports, statements and other materials required to be filed with the Commission to permit holders of the Shares to sell such securities under Rule 144.

               8. Indemnification by the Corporation. Subject to the conditions set forth below, the Corporation agrees to indemnify and hold harmless any holder of Shares, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls any such person within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, from and against any and all loss, liability, charge, claim, damage, and expense whatsoever (which shall include, for all purposes of this Agreement, without limitation, reasonable attorneys' fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), as and when incurred, arising out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained (A) in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, relating to the sale of any of the Shares or (B) in any application or other document or communication (in this Agreement collectively called an "application") executed by or on behalf of the Corporation or based upon written information furnished by or on behalf of the Corporation filed in any jurisdiction in order to register or qualify any of the Shares under the securities or blue sky laws thereof or filed with the Commission or any securities exchange; or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformity with written information furnished to the Corporation with respect to such holder of Shares included in any registration statement by or on behalf of such person expressly for inclusion in any registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be, or (ii) any breach of any representation, warranty, covenant, or agreement of the Corporation contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Corporation may otherwise have, including liabilities arising pursuant to this Agreement.

               If any action is brought against a holder of Shares included in any registration statement or any of its officers, directors, partners, employees, agents, or counsel, or any controlling persons of such person (an "indemnified party") in respect of which indemnity may be sought against the Corporation pursuant to the foregoing paragraph, such claim for indemnification be subject to the procedures set forth in Section 11.4 of the Asset Purchase Agreement, with the same effect as if such procedures had been set forth herein in full. The Corporation agrees promptly to notify each holder of Shares of the commencement of any litigation or proceedings against the Corporation or any of its officers or directors in connection with the sale of any Shares or any preliminary prospectus, prospectus, registration statement, or amendment or supplement thereto, or any application relating to any sale of any Shares.

               9. Indemnification by the Holder. Each holder of Shares agrees to indemnify and hold harmless the Corporation, each director of the Corporation, each officer of the Corporation who shall have signed any registration statement covering Shares held by such holder, each other person, if any, who controls the Corporation within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, and its or their respective counsel, severally but not jointly, to the same extent as the foregoing indemnity from the Corporation to such holder in Section 9, but only with respect to statements or omissions, if any, made in any registration statement, preliminary prospectus, or final prospectus (as from time to time amended and supplemented), or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information furnished to the Corporation with respect to such holder of Shares by or on behalf of such holder thereof expressly for inclusion in any such registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, as the case may be. If any action shall be brought against the Corporation or any other person so indemnified based on any such registration statement, preliminary prospectus, or final prospectus, or any amendment or supplement thereto, or in any application, and in respect of which indemnity may be sought against any holder of Shares pursuant to this Section 9, the holder shall have the rights and duties given to the Corporation, and the Corporation and each other person so indemnified shall have the rights and duties given to the indemnified parties, by the provisions of Section 8.

               10. Contribution. To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to Section 8 or 9 (subject to the limitations thereof) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Certificate of Designation expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the Act, the Exchange Act or otherwise, then the Corporation (including for this purpose any contribution made by or on behalf of any director of the Corporation, any officer of the Corporation who signed any such registration statement, any controlling person of the Corporation, and its or their respective counsel), as one entity, and the holders of the Shares in the aggregate (including for this purpose any contribution by or on behalf of an indemnified party), as a second entity, shall contribute to the losses, liabilities, claims, damages, and expenses whatsoever to which any of them may be subject, on the basis of relevant equitable considerations such as the relative fault of the Corporation and the holders in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Corporation or by the holders, and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. The Corporation and the Holder agree that it would be unjust and inequitable if the respective obligations of the Corporation and the holders for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses (even if the holder and the other indemnified parties were treated as one entity for such purpose) or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 10. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent representation. For purposes of this Section 10, each person, if any, who controls the holder within the meaning of Section 15 of the Act or
Section 20(a) of the Exchange Act and each officer, director, partner, employee, agent, and counsel of the holder or control person shall have the same rights to contribution as the holder or control person and each person, if any, who controls the Corporation within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act, each officer of the Corporation who shall have signed any such registration statement, each director of the Corporation, and its or their respective counsel shall have the same rights to contribution as the Corporation, subject in each case to the provisions of this Section 10. Anything in this Section 10 to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 10 is intended to supersede any right to contribution under the Act, the Exchange Act or otherwise.

               11. General Provisions. This Agreement shall be subject to, and incorporates by reference as if set forth in full herein, the provisions of
Article 8 of the Asset Purchase Agreement.

               IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

                                       INTELLICORP, INC.


                                       By: ____________________________________
                                           Name:
                                           Title:


                                       ICS DELOITTE MANAGEMENT LLC


                                       By: ____________________________________
                                           Name:
                                           Title:







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